Consent of Independent Certified Public Accountants



The Board of Directors
Technitrol, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 33-35334, 33-63203, 333-55751, 333-85271 and 333-94073) on Form S-8 of
Technitrol, Inc. of our report dated February 25, 2000, relating to the consolidated balance sheets of Technitrol, Inc. and subsidiaries as of December 31, 1999 and 1998 and the related consolidated statements of earnings, cash flows, changes in shareholders' equity and the financial statement schedule for each of the years in the three-year period ended December 31, 1999, which report appears in the December 31, 1999 annual report on Form 10-K of Technitrol, Inc.




                                                                       KPMG LLP



Philadelphia, Pennsylvania
March 15, 2000



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